EXHIBIT 10.1
Incentive Deferral Plan
Section 1. General Purpose of Plan; Definitions.
The name of this plan is the Incentive Deferral Plan (the “Plan”). This Plan amends and restates the AmerUs Group Co. MIP Deferral Plan dated February 14, 2003, as previously amended and restated on September 1, 1998 and May 10, 2001, to the extent set forth herein. The purpose of the Plan is to enable the management employees of AmerUs Group Co. (the “Company”) and its affiliates to defer the payment of incentive compensation and to receive matching contributions thereon in the form of phantom stock units of the Company’s parent, Aviva plc. For purposes of the Plan, the following terms shall be defined as set forth below:
(a) “Account” shall have the meaning set forth in Section 6 of the Plan.
(b) “Board” means the Board of Directors of the Company.
(c) “Cash Out Amount” shall have the meaning set forth in Section 7 of the Plan.
(d) “Closing Date” shall have the meaning set forth in Section 1 (d).
(e) “Code” means the Internal Revenue Code of 1986, as amended.
(f) “Committee” means the Benefit & Pension Committee of the Company, any successor thereof, or any other delegate appointed by the Board to administer the Plan. If at any time there is no Committee, the functions of the Committee specified in the Plan shall be exercised by the Board.
(g) “Company” means AmerUs Group Co., a corporation organized under the laws of the State of Iowa, or any successor corporation.
(h) “Corresponding Employer Match” means in reference to a Deferred Amount, the Employer Match granted in the year such Deferred Amount was deferred by a Participant and calculated as a percentage of such Deferred Amount.
(i) “Defer or Deferral” shall mean a Participant’s deferring a payment, or portion thereof, granted under an Eligible Plan as described in Section 4 of the Plan.
(j) “Deferred Amount” means the amount of payment granted under an Eligible Plan elected by a Participant to be deferred under the Plan, as described in Section 4 of the Plan.
(k) “Disability” shall have the meaning set forth in Section 409A of the Code or any successor provision defining the term disability.
(l) “Effective Date” shall have the meaning set forth in Section 12 of the Plan.

(m) “Eligible Plan” means the Management Incentive Plan and the RVP Incentive Plan.
(n) “Employer Match” means an amount equal to the product of (a) the Percentage Match and (b) the Deferred Amount calculated on an Employer Match Grant Date.
(o) “Employer Match Grant Date” means an Incentive Payment Date.
(p) “Incentive Payment Date” means the date upon which a payment is to be made to a Participant under an Eligible Plan.
(q) “Investment Options” shall mean the investment options available under the All*AmerUs Savings and Retirement Plan or such other investment options determined by the Committee.
(r) “Management Incentive Plan” means the Company’s annual incentive payment plan for officers, or any successor thereto or replacement thereof, which is designated by the Company as providing payments that may be deferred under the Plan.
(s) “MIP Payment” means an annual incentive payment earned under the Management Incentive Plan.
(t) “Newly Eligible Participant” means a Participant who has become eligible to participate in the Plan within the last thirty (30) days.
(u) “Participant” means an employee of the Company or any affiliate who is eligible for participation in the Plan under Section 3 of the Plan and who elects to participate in the Plan under Section 4 of the Plan.
(v) “Percentage Match” means a percentage determined by the Committee to be used in calculating the Employer Match and which percentage may equal zero (0) and may be different for each Eligible Plan.
(w) “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
(x) “Plan” means this Incentive Deferral Plan.
(y) “RVP Incentive Plan” means an incentive payment program for regional vice presidents of the Company or affiliates thereof pursuant to which participants have the opportunity to earn bonuses based on production of agents working under their direction.
(z) “RVP Incentive Payment” means a payment (excluding base compensation adjustments) received by a participant under the RVP Incentive Plan.

(aa) “Restricted Period” means, with respect to a Deferred Amount and Corresponding Employer Match, the period selected by a Participant at or prior to the date of Deferral in accordance with Section 4 during which such Deferred Amount and Corresponding Employer Match may not be cashed out.
(bb) “Retirement” shall have the meaning set forth in the All*AmerUs Savings & Retirement Plan.
(cc) “Separation from Service” shall mean a “separation from service” as defined under section 409A of the Code (or any successor provisions defining separation from service).
Section 2. Administration.
The Plan shall be administered by the Committee and its delegates. The Committee and its delegates shall have the power to take all actions that it determines, in its sole and absolute discretion, are necessary or appropriate to carry out the provisions of the Plan, including, but not limited to, the following powers and duties:
(a) To determine the percentage to be used for determining the Employer Match to be granted with respect to a Deferral and to notify Participants of the same;
(b) To construe and interpret the provisions of the Plan (and any agreements relating thereto) and to make, alter, or repeal rules and regulations under the Plan to the extent deemed advisable from time to time by the Committee;
(c) To determine and decide all questions as to eligibility for participation and benefits under the Plan and as to the rights of Participants under the Plan, and to render and review decisions respecting claims for (or denials of claims for) benefits under the Plan;
(d) To determine such facts, and to obtain from any person such information, as shall be necessary for the proper administration of the Plan;
(e) To construe any uncertain terms and to correct any defect, supply any omission, or reconcile any inconsistency that may appear in the Plan in such manner and to such extent as the Committee shall deem necessary or appropriate to accomplish the purposes of the Plan; and
(f) To do such other acts as are necessary or appropriate to administer the Plan in accordance with its provisions or as may be provided for or required by law.
The Committee shall have sole and absolute discretion in the exercise of all of its powers and duties under the Plan to the maximum extent permitted by law. To the maximum extent permitted by law, any decisions, determinations, or other acts made with respect to the Plan by the Committee shall be final and binding on all persons, including the Company and Participants. In the event that any decision, determination, or other act referred to in the prior sentence is the subject of judicial review, it is intended that the Court shall give deference to such decision, determination, or other act to the maximum extent permitted by law.

Section 3. Eligibility.
Officers and other key and high performing employees of the Company and its affiliates who are eligible to receive bonuses under an Eligible Plan are eligible to participate in the Plan.
Section 4. Elections.
a. MIP Payments. Each employee of the Company and its affiliates who is eligible to participate in the Plan may elect to defer up to one hundred percent (100%) of bonuses he or she may receive under the Management Incentive Plan after the Effective Date (including amounts attributable to the performance of services in 2006). Such election shall be made annually in writing no later than such date as the Committee shall determine, which date shall in no event be later than six (6) months prior to the end of the year with respect to which the Deferred Amount was earned; provided, however, that a Newly Eligible Participant shall have thirty (30) days to elect to defer such Newly Eligible Participant’s Management Incentive Payment, or a portion thereof, for the current year. In each such written election, a Participant shall specify the last day of the Restricted Period which may be the third, fifth, seventh or tenth anniversary of the date of Deferral or such other date approved by the Committee in writing in advance of such election, provided that a Participant shall be deemed to have specified the third anniversary with respect to amounts attributable to the performance of services in 2006. Newly Eligible Participants who make an election within thirty (30) days of first becoming eligible to participate in the Plan may only defer up to the portion of their MIP Payment that is earned with respect to the period following such election.
b. Payments under the RVP Incentive Plan. Each regional vice president of the Company and/or its affiliates who is eligible to participate in the Plan may elect to defer up to one hundred percent (100%) of RVP Incentive Payments he or she may receive under the RVP Incentive Plan beginning in the first year immediately following the Effective Date. Such election shall be made annually in writing no later than such date as the Committee shall determine, which date shall in no event be later than the end of the year immediately preceding the year with respect to which the Deferred Amount was earned; provided, however, a Newly Eligible Participant shall have thirty (30) days following the date upon which such Newly Eligible Participant became a Newly Eligible Participant to elect to defer RVP Incentive Payments earned after such election. In each such written election, a Participant shall specify the last day of the Restricted Period which may be the third, fifth, seventh or tenth anniversary of the date of Deferral or such other date approved by the Committee in writing in advance of such election. An election made under this subsection shall apply to all RVP Incentive Payments earned during the year following such election.
Section 5. Employer Match.
A Participant may be credited with an annual Employer Match; provided that in no event shall a Participant receive more than $10,000 of Employer Matches in total with respect to Deferrals occurring during any one calendar year.

Section 6. Deferral Account and Investment Options.
a. Bookkeeping Account. A bookkeeping account (“Account”) shall be established for each Participant to record such Participant’s interest in the Plan. The Committee or its delegate shall have discretion to establish such subaccounts as the Committee or its delegate determines are necessary to keep track of Participants’ interests under the Plan. On the first Incentive Payment Date following a Deferral election by a Participant, the Company shall credit such Participant’s account with an amount equal to the Deferred Amount and Corresponding Employer Match related to such election.
b. Notional Investment of Employer Match. A Participant’s Employer Match shall be credited (or debited) with the investment returns (including losses) and dividends it would have earned had it been invested in ordinary shares of Aviva plc as traded on the London Stock Exchange. For all purposes, including determining the number of shares that an Employer Match would have purchased and determining the amount that shall be cashed out under Section 7, the value of an ordinary share of Aviva plc in U.S. dollars shall be determined using the prevailing currency exchange rate in effect on the close of business as of the Employer Match Grant Date for such Employer Match (and not based on the currency exchange rate as of any other date).
c. Notional Investment of Deferred Amounts. The Committee shall have authority to determine the manner in which Deferred Amounts are credited with notional investment returns, provided that returns must be credited at a market rate of return (which may be positive or negative). The Committee may provide that a Participant may elect to invest, on a hypothetical basis, his Deferred Amounts under the Plan in the Investment Options. A Participant’s Deferred Amounts shall be credited (or debited) with the investment return (including losses) it would have earned had it actually been invested according to the Participant’s directions. If the Committee permits participant investment direction, a Participant’s investment elections under the Plan shall be independent of such Participant’s investment elections under the All*AmerUs Savings and Retirement Plan. The Deferred Amounts of a participant who fails to make an investment election shall receive the performance it would have received had it been invested in the default option under the All*AmerUs Savings and Retirement Plan.
Section 6A. Vesting.
A Participant shall at all times have a vested and nonforfeitable right to amounts attributable to Deferred Amounts (including earnings thereon).
A Participant shall have a vested and nonforfeitable right to an Employer Match (including earnings thereon) on the third anniversary of the Employer Match Grant Date if the Participant is continuously employed by the Company or an affiliate between the Employer Match Grant Date and such anniversary. Notwithstanding the foregoing, in the event of position elimination (as determined by the Company in its sole and absolute discretion) or Retirement prior to the third anniversary of an Employer Match Grant Date, amounts attributable to the Employer Match (and earnings thereon) granted on such Employer Match Grant Date shall vest in a pro rata manner based on the number of years of continuous employment following such Employer Match Grant

Date. In the event of death or Disability and notwithstanding anything in this section to the contrary, all Employer Matches (and earnings thereon) shall vest.
A Participant shall forfeit, and cease to have any right to receive, any unvested Employer Matches (and earnings thereon) as of the date of the termination of his or her employment and shall have no further rights under the Plan.
Section 7. Cashing Out.
a. Restricted Period. The amount of a Participant’s Account that is attributable to a Deferred Amount (and earnings thereon) and Corresponding Employer Match (and earnings thereon) may not be cashed out during its Restricted Period; provided, however, that in the event of the Participant’s death, Disability or Separation from Service, the vested portion of any such amount shall be cashed out as described in this Section.
b. Cash Out. Within twenty (20) business days following the end of a Restricted Period for a particular Deferred Amount, such Deferred Amount (and earnings thereon) together with the Corresponding Employer Match (and earnings thereon), shall be paid in cash to the Participant, provided that if a Participant dies, has a Disability or a Separation from Service prior to the end of a Restricted Period, the vested portion of such Participant’s Account shall be paid as soon as administratively feasible following such event. Notwithstanding the foregoing, if a Participant is a “specified employee” as defined in Proposed Treasury Regulation section 1.409A-1(i) and an amount is payable to such Participant by reason of a Separation from Service, then such Participant shall be paid no earlier than the first date that is six (6) months following such Participant’s Separation from Service.
c. Death. An amount payable by reason of a Participant’s death shall be paid to the Participant’s “beneficiary” under the All*AmerUs Savings & Retirement Plan.
Section 8. Taxes.
With respect to each Deferred Amount and Employer Match, including earnings thereon, that is vested, the Company will withhold from that portion of the Participant’s compensation that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes; provided, however, that the Committee may reduce the amount of the Participant’s deferral if necessary to comply with applicable withholding requirements. The Company will withhold from any payments made to a Participant under this Plan, or from the Participant’s other compensation, all federal, state and local income, employment and other taxes required to be withheld by the Company in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company. All amounts of deferred compensation credited or paid under the Plan will be reported to federal and state tax authorities as required under applicable law. The amount and manner of withholding or tax payment shall be determined by the Company. The Company shall be authorized, in its sole discretion, to establish such rules and procedures, consistent with the terms of the Plan, relating to withholding methods as it deems necessary or appropriate.

Section 9. Amendments and Termination.
The Committee may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would have the effect of reducing a Participant’s vested Account balance immediately before the adoption of the amendment, alteration or discontinuation without such Participant’s consent. Upon termination of the Plan, each Participant’s vested Account shall be paid in accordance with the terms of the Plan and Participant elections in effect at such time; provided, however, that all Accounts under the Plan may be paid in a lump sum as soon as would be permitted under Code section 409A. All writings by the Committee (including the minutes and resolutions thereof) pursuant to this Plan shall become part of the Plan.
Section 10. Nature of the Plan.
The right of a Participant to receive deferred compensation hereunder shall be an unsecured claim against the general assets of the Company. Deferred compensation under this Plan will be paid by the Company out of its general assets and will not be funded in any manner. Payment in good faith of the Participant’s Account shall be considered a full and complete discharge of the Company’s obligation under the Plan. At its discretion, the Company may establish one or more trusts for the purpose of providing for the payment of deferred compensation owed under the Plan. Although such a trust shall be irrevocable, its assets shall be held for payment of all of the Company’s general creditors in the event of insolvency or bankruptcy.
The Plan is a nonqualified deferred compensation plan within the meaning of Code section 409A. Notwithstanding anything contained in the Plan or in any document issued under the Plan, it is intended that the Plan will at all times conform to the requirements of Code section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Plan will be interpreted and administered to meet such requirements. If any provision of the Plan is determined not to conform to such requirements, the Plan shall be interpreted to omit such offending provision.
Section 11. Assignment and Alienation.
No Participant shall have any right to sell, assign, transfer, alienate, pledge, encumber or otherwise in any manner convey in advance of actual receipt, the Participant’s Account or any amount payable hereunder, or any part thereof. A Participant’s Account shall not be subject to the debts, judgments or other obligations of the Participant and shall not be subject to attachment, seizure, garnishment or other process applicable to the Participant prior to the actual payment of the Account.
Section 12. Effective Date of Plan.
The Plan shall be effective upon the occurrence of the Closing Date (“Effective Date”).